EXHIBIT 99.1 Investor Contact: Joan Bates jbates@devry.com (630) 574-1949 Media Contact: Larry Larsen llarsen@sardverb.com (312) 895-4717

DeVry Inc. Increases Dividend 25 Percent;
Board Authorizes Third Share Repurchase Program

OAKBROOK TERRACE, Ill. – November 11, 2009 – DeVry Inc. (NYSE:DV), a global provider of educational services, announced today at its annual meeting of shareholders that its board of directors approved a 25 percent dividend increase, raising its dividend from $0.16 to $0.20 per share annually.  Payable on a semi-annual basis, the next dividend payment of $0.10 will be made on Jan. 7, 2010, to common stockholders of record as of Dec. 11, 2009.  DeVry also announced that its board of directors authorized a third share repurchase program of $50 million to commence upon completion of the existing $50 million program. The new program expires on Dec. 31, 2011.

"The dividend increase and continuation of the share repurchase program reflect our strong financial position and outlook for the future," said Daniel Hamburger, DeVry’s president and chief executive officer.  "We will continue to put our students first and invest in academic quality, which we believe leads to sustainable, long term growth and increased shareholder value.”

About DeVry Inc.

DeVry Inc. (NYSE: DV, member S&P 500 Index) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, Apollo College, Western Career College, Becker Professional Education, and Fanor.  DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management.  Advanced Academics provides education to middle and high school students and school districts in the U.S.  Ross University offers doctoral degree programs through

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DeVry Inc. Increases Dividend 25 Percent to $0.20 Per Share Annually

its schools of Medicine and Veterinary Medicine.  Chamberlain College of Nursing offers associate, bachelor's, and master’s degree programs in nursing.  Apollo College and Western Career College prepare students for careers in healthcare through certificate, associate and bachelor’s degree programs.  Becker Professional Education is a global leader in professional education serving the accounting, finance and project management professions.  Based in Brazil, Fanor offers degree programs in business management, law and engineering through its four schools: Faculdades Nordeste, Faculdade Ruy Barbosa, Faculdade FTE and ÁREA1. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import.  Actual results may differ materially from those projected or implied by these forward-looking statements.  Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2009 and filed with the Securities and Exchange Commission on August 26, 2009.